Exhibit 99 (a)

            BOK Financial Reports $55 Million First Quarter Earnings
                       Announces Increase in Cash Dividend

TULSA, Okla. (Wednesday April 29, 2009) - BOK Financial Corporation reported net income of $55.0 million or $0.81 per diluted share for the first quarter of 2009, up $19.6 million or 55% over the fourth quarter of 2008. Net income for the first quarter of 2008 was $62.3 million or $0.92 per diluted share including after-tax gains from the sale of Visa, Inc. Class B common stock and reversal of accrued contingent liabilities related to Visa of $6.2 million or $0.09 per diluted share.

"BOK Financial is pleased to report a strong start to 2009 as we continue to manage the challenges of the current recession," said President and CEO Stan Lybarger. "Our solid capital and liquidity positions and diverse revenue sources have allowed us to perform much better than the industry as a whole. This prompted us to increase our quarterly cash dividend by 7% beginning in the second quarter."

Highlights of the first quarter of 2009 included:

o Pre-tax net operating income, which we define as net interest revenue plus fees and commissions revenue less operating expenses (excluding changes in the fair value of mortgage servicing rights) was $123.6 million for the first quarter of 2009, $128.4 million for the fourth quarter of 2008 and $109.3 million for the first quarter of 2008. Pre-tax net operating income is a measure of the Company's ongoing ability to generate earnings to absorb credit, impairment and other losses.

o Net interest revenue totaled $169.8 million, down $6.6 million compared to the fourth quarter of 2008 and up $22.7 million or 15% over the first quarter of 2008. Net interest margin was 3.47% for the first quarter of 2009, 3.57% for the fourth quarter of 2008 (3.42% excluding the 15 basis point favorable LIBOR spread, as previously disclosed) and 3.31% for the first quarter of 2008.

o Fees and commissions revenue totaled $121.5 million for the first quarter of 2009, $110.9 million for the fourth quarter of 2008 and $113.9 million for the first quarter of 2008. Mortgage banking revenue grew $11.3 million or 156% over the fourth quarter of 2008 driven by increased volume in refinancing due to government initiatives to lower national mortgage interest rates.

o Other-than-temporary impairment charges reduced pre-tax income by $15.0 million in the first quarter of 2009 and $5.3 million in the first quarter of 2008. No other-than-temporary impairment charges were recognized in the fourth quarter of 2008. Impairment charges were recognized for certain preferred stocks and privately-issued mortgage-backed securities.

o Combined reserve for credit losses totaled $262 million or 2.07% of outstanding loans at March 31, 2009, up from $248 million or 1.93% of outstanding loans at December 31, 2008. Net loans charged off and provision for credit losses were $31.9 million and $45.0 million, respectively for the first quarter of 2009. Net loans charged off and provision for credit losses were $33.7 million and $73.0 million, respectively, for the fourth quarter of 2008 and $8.9 million and $17.6 million, respectively, for the first quarter of 2008.

o Non-performing assets totaled $414 million or 3.26% of outstanding loans and repossessed assets at March 31, 2009. Non-performing assets totaled $342 million or 2.65% of outstanding loans and repossessed assets at December 31, 2008.

o Average deposit accounts totaled $14.9 billion for the first quarter of 2009, up $756 million compared with average deposits for the fourth quarter of 2008. Total period-end deposits were $15.3 billion at March 31, 2009.

o The Company's Tier 1 and tangible common equity ratios were 9.76% and 6.84%, respectively at March 31, 2009. Tier 1 and tangible common equity ratios were 9.42% and 6.64%, respectively, at December 31, 2008. The Company chose not to participate in the U.S. Treasury's TARP Capital Purchase Program.

o The Company paid a cash dividend of $15.0 million or $0.225 per common share during the first quarter of 2009. On April 28, 2009, the board of directors declared an increase in the cash dividend to $0.24 per common share payable on or about May 29, 2009 to shareholders of record as of May 15, 2009.

Net Interest Revenue

Net interest revenue totaled $169.8 million, down $6.6 million compared to the fourth quarter of 2008 and up $22.7 million or 15% over the first quarter of 2008. Net interest margin was 3.47% for the first quarter of 2009, 3.57% for the fourth quarter of 2008 and 3.31% for the first quarter of 2008. As previously disclosed, the decrease in the net interest margin from the fourth quarter of 2008 was primarily due to the spread between LIBOR and the federal funds rate returning to a historically normal level. LIBOR is the basis for interest earned on many of our loans and the federal funds rate is the basis for interest paid on many interest-bearing liabilities. This spread positively impacted net interest margin in the fourth quarter of 2008 by 15 basis points. Net interest margin excluding the narrowed LIBOR / federal funds rate spread increased by 5 basis points over the fourth quarter of 2008.

Average earning assets for the first quarter of 2009 increased $477 million compared to the previous quarter, primarily due to a $447 million increase in average securities. Average outstanding loans decreased $42 million due primarily to lower outstanding commercial loan balances. Residential mortgage loans held for sale increased $80 million due to refinancing activity.

"A special focus has been placed on growing deposits to enhance our strong liquidity position," said Lybarger. "We have succeeded in growing deposits while, at the same time, reducing deposit costs."

Average deposits increased $756 million compared with the fourth quarter of 2008, including a $494 million increase in average interest-bearing transaction accounts, a $152 million increase in average demand deposits, and a $106 million increase in average time deposits. Average funds purchased, repurchase agreements and other borrowed funds decreased $361 million from the fourth quarter of 2008.

Fees and Commission Revenue

Fees and commissions revenue totaled $121.5 million for the first quarter of 2009, $110.6 million for the fourth quarter of 2008 and $113.9 million for the first quarter of 2008. The $10.9 million increase in fees and commissions revenue from the previous quarter was primarily due to an $11.3 million increase in mortgage banking revenue. Mortgage loan originations increased $494 million due to government initiatives to lower national mortgage interest rates. Decreases in trust revenue and deposits fees were largely offset by growth in brokerage and trading revenue.

Operating Expenses

Operating expenses totaled $165.8 million for the first quarter of 2009, down $19.6 million from the preceding quarter. Excluding changes in the fair value of mortgage servicing rights, operating expense increased $8.7 million over the fourth quarter of 2008. Personnel expenses increased $4.9 million over the fourth quarter of 2008 primarily due to seasonal increases in payroll taxes and other employee benefit costs. In addition, the Company experienced an increase of $2.4 million over the previous quarter due to higher FDIC insurance premiums, $2.5 million increase in mortgage banking expenses and $800 thousand increase in net losses and operating expenses related to repossessed assets.

Credit Quality

Non-performing assets continued to increase during the first quarter of 2009. "We are continuing to work closely with borrowers adversely affected by the recession and expect those efforts to remain a major focus throughout the balance of the year," Lybarger said. "We have no plans to liquidate non-performing assets at depressed prices and will selectively retain assets to maximize value."

Non-performing assets totaled $414 million or 3.26% of outstanding loans and repossessed assets at March 31, 2009, up $72 million since December 31, 2008. Non-performing assets included $11 million of restructured residential mortgage loans guaranteed by agencies of the U.S. government and $11 million of other loans guaranteed by cash escrow funds. Non-accruing energy loans included $47 million that represents approximately one-third of the pre-bankruptcy amount due from a single borrower.

Non-accruing loans totaled $339 million or 2.68% of outstanding loans at March 31, 2009, compared with $300 million or 2.33% of outstanding loans at December 31, 2008. Growth in non-accruing loans was concentrated primarily in the Arizona market. Approximately $112 million or 20% of loans in the Arizona market were non-accruing at March 31, 2009, up from $81 million or 14% at December 31, 2008. Non-accruing loans in Oklahoma and Texas, the Company's largest markets, totaled $106 million or 1.82% of outstanding loans and $55 million or 1.52% of outstanding loans, respectively, at March 31, 2009.

Non-accruing commercial loans totaled $129 million or 1.81% of total commercial loans at March 31, 2009. Non-accruing commercial loans have decreased $6.3 million since December 31, 2008. Energy loans totaled $2.3 billion at March 31, 2009 and are the largest component of the commercial loan portfolio. BOK Financial has always been an energy lender and this continues to be an area of expertise. The energy sector will be challenged if commodity pricing remains in its current range for an extended period of time. The Company analyzes rigorous stress tests over a range of commodity prices and takes proactive steps to mitigate risk when appropriate.

Non-accruing commercial real estate loans totaled $175 million or 6.42% of outstanding commercial real estate loans at March 31, 2009. Total non-accruing commercial real estate loans increased $38 million since December 31, 2008, including a $24 million increase in loans secured by land, residential lots and residential construction properties and a $16 million increase in loans secured by commercial office buildings. Non-accruing commercial real estate loans attributed to various markets included $102 million in Arizona, $26 million in Oklahoma, $23 million in Colorado and $10 million in New Mexico.

Non-accruing consumer loans primarily consist of permanent residential mortgage loans which totaled $33 million or 1.80% of outstanding residential mortgage loans at March 31, 2009, a $6.6 million increase over December 31, 2008. The distribution of non-accruing residential mortgage loans among various markets included $11 million in Oklahoma and $11 million in Texas and $6 million in Arizona.

The combined reserve for credit losses totaled $262 million or 2.07% of outstanding loans and 77% of non-accruing loans at March 31, 2009. The allowance for loan losses was $251 million and the reserve for off-balance sheet credit losses was $11 million. During the first quarter of 2009, the Company recognized a $45.0 million provision for credit losses. Net losses charged against the allowance for loan losses totaled $31.9 million or 1.00% annualized of average outstanding loans. At December 31, 2008, the combined allowance for loan losses and off-balance sheet credit losses was $248 million or 1.93% of outstanding loans and 83% of non-accruing loans. During the fourth quarter of 2008, the Company recognized a $73.0 million provision for credit losses. Net losses charged against the allowance for loan losses totaled $33.7 million or 1.05% annualized of average outstanding loans.

Real estate and other repossessed assets totaled $61 million at March 31, 2009, up $32 million from December 31, 2008. Real estate and other repossessed assets included $34 million of 1-4 family residential properties and residential land development properties, $11 million of developed commercial real estate properties, $8 million of equipment, $6 million of undeveloped land and $2 million of automobiles. The distribution of real estate owned and other repossessed assets among various markets included $16 million in Arizona, $12 million in Texas, $9 million in Kansas City, $8 million in New Mexico and $6 million in Arkansas.

The Company also has off-balance sheet obligations related to certain community development residential mortgage loans sold to U.S. government agencies with recourse. These mortgage loans were underwritten to standards approved by the agencies, including full documentation and originated under programs available only for owner-occupied properties. The outstanding principal balance of these loans totaled $379 million at March 31, 2009. All of these loans are to borrowers in the Company's primary market areas, including $266 million in Oklahoma, $41 million in Arkansas, $21 million in New Mexico, $18 million in Kansas City and $17 million in Texas. At March 31, 2009, approximately 3.71% of these loans are non-performing. A separate reserve for credit risk of $9.2 million is available for losses on these loans.

Securities and Derivatives

The Company's securities portfolio totaled $7.7 billion at March 31, 2009, up $665 million since December 31, 2008. The increase in securities portfolio included $589 million of net securities purchased and a $69 million increase in the net fair value of available for sale securities. The available for sale portfolio consisted primarily of mortgage-backed securities, including $5.6 billion fully backed by U.S government agencies and $1.2 billion privately issued by publicly owned financial institutions. The portfolio does not hold any securities backed by sub-prime mortgage loans, collateralized debt obligations or collateralized loan obligations. The Company holds no debt of corporate issuers.

Net unrealized losses on the Company's portfolio of available for sale debt securities totaled $262 million at March 31, 2009, a $69 million improvement from December 31, 2008. The decrease in net unrealized losses during the first quarter included a $52 million decrease in net unrealized losses on U.S. government-issued mortgage-backed securities and a $17 million decrease in net unrealized losses on privately-issued mortgage-backed securities.

Approximately $437 million of the privately-issued mortgage-backed securities were rated below investment grade by at least one nationally-recognized rating agency. The aggregate unrealized losses on securities rated below investment grade totaled $160 million at March 31, 2009. The Company completed an other-than-temporary impairment analysis using criteria recently issued by the Financial Accounting Standards Board. Based on this analysis, the Company determined that mortgage-backed securities with unrealized losses of $46 million were other-than-temporarily impaired. Further analysis determined that the estimated credit loss to be recognized in earnings on these securities was $7.0 million. The remaining impairment was recognized in equity.

The securities portfolio also included preferred stocks issued by six financial institutions. The fair value of these preferred stocks declined to $16 million at March 31, 2009 from $22 million at December 31, 2008. Although none of these institutions is in default, due to the negative outlook for the financial services sector in 2009, one of these issuers was downgraded to below investment grade by at least one nationally recognized rating agency. Based on an assessment of current and anticipated market conditions, the Company recognized an other-than-temporary impairment of $8.0 million on these preferred stocks in the first quarter of 2009. At March 31, the remaining carrying value of these securities is $24 million.

Net gains on securities totaled $20.1 million for the first quarter of 2009, compared with a net gain of $20.2 million for the fourth quarter of 2008 and of $9.9 million for the first quarter of 2008.

                                                      Quarter Ended
                                          March 31     December 31     March 31
                                           2009            2008          2008
                                           ----           -----          ----
Gain on available
  for sale securities                    $22,226          $ 5,067      $ 2,936
Gain (loss) on mortgage
  hedge securities                        (2,118)          15,089          191
Gain on Visa IPO securities                    -                -        6,799
                                         -------          -------       ------
Net gains on securities                  $20,108          $20,156      $ 9,926
                                         =======          =======       ======

Gain (loss) on change in fair value
  of mortgage servicing rights           $ 1,955         $(26,432)     $(1,762)
                                         =======          =======       ======


The Company recognized $22.2 million of gains on the sale of $735 million of available for sale securities in the first quarter of 2009. These securities were purchased at deep discounts near the beginning of the recent market disruption. Securities sold were low coupon mortgage-backed securities. These were replaced with higher coupon securities that will have superior future yields.

The fair value of our mortgage servicing rights was $50 million at March 31, 2009. BOK Financial maintains a portfolio of mortgage-backed securities as an economic hedge against changes in the fair value of our servicing rights. The relationship between changes in the fair value of these securities and mortgage servicing rights returned to a more historically normal level during the first quarter of 2009.

The Company also has a portfolio of derivative contracts held for customer risk management programs and internal interest rate risk management programs. At March 31, 2009, the fair value of all asset contracts totaled $551 million, net of cash margin held by the Company. The largest net amount due from a single counterparty, a domestic subsidiary of a major energy company, at March 31, 2009 was $187 million. This amount was fully offset by letters of credit issued by independent financial institutions.


Balance Sheet Management

Outstanding loans at March 31, 2009 were $12.6 billion, a decrease of $236 million from December 31, 2008. Commercial loans decreased $310 million from December 31, 2008. Outstanding balances were down across most sectors of the commercial loan portfolio. Residential mortgage loans increased $67 million from the prior quarter primarily due to increased originations driven by lower interest rates. Commercial real estate loans also increased over the prior quarter by $31 million. Consumer loans decreased $24 million compared to the prior quarter due to a $42 million decrease in indirect automobile loans. The Company intentionally exited that business during the first quarter of 2009 in favor of a customer-focused direct lending approach.

Total deposits increased $288 million during the first quarter and totaled $15.3 billion at March 31, 2009. Consumer banking deposits increased $353 million or 6% and wealth management deposits increased $335 million or 12% during the first quarter. Commercial banking deposits grew by $14 million. Deposit growth in our primary lines of business was partially offset by decreases in brokered deposits and other non-core deposit sources. The cost of our interest-bearing deposits was 1.76% for the first quarter of 2009 and 2.29% for the fourth quarter of 2008.

The Company and each of its subsidiary banks exceeded the regulatory definition of well capitalized at March 31, 2009. The Company's Tier 1 and tangible common equity ratios were 9.76% and 6.84%, respectively, at March 31, 2009. Tier 1 and tangible common equity ratios were 9.42% and 6.64%, respectively, at December 31, 2008. The increase in tangible common equity ratio was primarily due to retained earnings and reduced unrealized losses on securities. In addition, the Company's total capital ratio was 13.20% at March 31, 2009 and 12.84% at December 31, 2008.

BOK Financial chose not to participate in the TARP Capital Purchase Program. Participation in the TARP Capital Purchase Program places restrictions on dividend increases and is now forcing companies that participated to reduce or eliminate dividends in an effort to conserve capital to repay the government. Since 2008, 186 publicly traded banks and thrifts have cut their dividends. In contrast, on April 28, 2009, BOK Financial's board of directors declared an increase in the quarterly cash dividend to $0.24 per common share from $0.225 per common share.

About BOK Financial Corporation

BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arizona, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank & Trust, N.A., Bank of Kansas City, N.A., BOSC, Inc., Cavanal Hill Investment Management, Inc., the TransFund electronic funds network, and Southwest Trust Company, N.A. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit www.bokf.com.

The Company will continue to evaluate critical assumptions and estimates, such as the adequacy of the allowance for credit losses and asset impairment as of March 31, 2009 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.

This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.